EXHIBIT 10.1

2008 PERFORMANCE INCENTIVE PLAN

Performance Incentive Plan (“Plan”) Performance Period January 1 - December 31 Rev. January 22, 2008

I.	Purpose of the Plan

The purpose of the Plan is to align Boston Scientific and employee interests by providing incentives for the achievement of key business milestones and individual performance objectives and to focus attention on companywide quality, all of which are critical to the success of  Boston Scientific. To this end, individual performance objectives are established during the annual goal setting process.  All incentive eligible employees are required to develop a set of written, measurable, annual goals, including a Quality specific objective,that are agreed to and approved by their direct manager as part of the Performance Achievement and Development Review (PADR) process. Goal setting should be completed within the required time frame.

II.	Eligible Participants

The Plan year runs from January 1 – December 31.  The Plan covers all United States employees determined by Boston Scientific to be regular salaried exempt (excluding all term employees) employees who are ineligible for commissions under any sales compensation plan. The Plan also covers those Boston Scientific International and expatriate/inpatriate employees selected by Boston Scientific for participation. The Plan does not include any other employees, including those in positions covered by sales compensation plans. The plan also does not include any employees who are eligible for any other Boston Scientific incentive plan or program unless the terms of that plan or program expressly permit participation in both that plan or program and this Plan. Employees who meet the above eligibility criteria and who have at least two full months of eligible service during the Plan year may participate in the Plan on a prorated basis, proration to be based on the percentage of time the employee was eligible to participate under all applicable criteria and in the following circumstances: if (1) they have less than one year of eligibility during the Plan year, or (2) they have changed their business unit during the Plan year.  Employees who have less than two full months of eligible service during the Plan year are not eligible to participate in the Plan. Boston Scientific may review Plan participation eligibility criteria from time to time and may revise such criteria at any time, even within a Plan year, with or without notice and within its sole discretion.

Employees and managers of those employees who do not timely complete the annual PADR goal setting process in a given calendar incentive year will be ineligible to participate in the Plan for that year.

III.	Boston Scientific Performance Measures and Incentive Pool Funding

The Boston Scientific Executive Steering Committee (which is made up of members of the Boston Scientific Executive Committee) will identify critical performance measures and the weighting of total Boston Scientific and Group/Division/Region/Country performance (See Performance Measurements and Funding document), as well as the incentive pool funding that will be established for each level of Boston Scientific and Group/Division/Region/Country performance.  Such performance measures and weighting will be identified in the form of an annual plan, which will include measures and weighting for the entire Plan year as well as measures and weighting for each of the four quarters within the Plan year.  The performance for each of the five measurement periods (the four quarterly and the one annual measurement period) will be measured against the performance targets and will be evaluated and funded separately.  Further, in determining the level of funding for the incentive pool for each of the five measurement periods, the Boston Scientific Executive Steering Committee will consider progress made toward achievement of Boston Scientific's quality objectives and the performance of Boston Scientific's companywide Quality System. The total annual funding will be the sum of the funding for each of the five measurement periods.

Performance Incentive Plan (“Plan”) Performance Period January 1 - December 31 Rev. January 22, 2008

Except as noted herein, any payments due to plan participants will be made by March 29, of the year following the Plan year. Incentive payments are typically paid in one installment.  The unweighted funding levels for Boston Scientific and Group/Division/Region/Country  performance will be based on the Performance Funding outlined in the Performance Measures and Funding document.

The Boston Scientific Executive Steering Committee has sole authority over administration and interpretation of the Plan and retains its right to exercise discretion as it sees fit.  The Boston Scientific Executive Steering Committee will recommend the final level of Plan funding to the Executive Compensation and Human Resources Committee of the Board of Directors for its approval.  Subject to the Board’s approval, the incentive payment for any participant will be based upon the overall funding available and the employee’s overall individual performance relative to other Plan eligible employees in the applicable business unit, as determined by Boston Scientific.  The Boston Scientific Executive Steering Committee further reserves the right to modify and/or eliminate the incentive pool funding (on a quarterly and/or an annual basis) based on its determination, within its sole discretion, of Boston Scientific's progress made toward achievement of Boston Scientific's quality objectives and the performance of Boston Scientific's companywide Quality System.

IV.	Incentive Targets

Incentive targets have been established for all eligible participants. These incentive targets represent the incentive payment (as a percent of base salary) that an individual is eligible to receive.  Funding calculation examples are contained in the Performance Measures and Funding document.

The incentive pool (see Performance Measures and Funding document) is funded by a weighted combination of Boston Scientific’s overall performance and the applicable Group/Division/Region/Country performance.  All incentive eligible employees must have established annual goals agreed to by their direct manager and which link to their appropriate level of accountability.  An individual participant’s incentive payment will be determined based on an assessment of the overall individual performance contribution in the context of the applicable incentive pool(s).

It is Boston Scientific’s aim to provide significant incentive and reward opportunities to employees for world-class performance achievement.  Since our business goals (e.g., sales, profit) are normally set at a level above our business competitors (aggressive but realistic), we have set our incentive targets aggressively as well. The incentive pool for performance may be funded as high as 150% of target in each of the five measurement periods. Above market rewards can be earned for above market performance.

Except as noted, nothing in this plan guarantees any incentive payment will be made to any individual. Receipt of an incentive payment in one year does not guarantee eligibility in any future year.

V.	Individual Incentive Payments

The incentive payment for any eligible employee may vary from the approved and applicable incentive pool funding based on that individual’s overall performance and achievement of objectives relative to other eligible employees in the applicable business unit.  However, the total of incentive payments to all eligible individuals may not exceed the total applicable funding pool(s).

Performance Incentive Plan (“Plan”) Performance Period January 1 - December 31 Rev. January 22, 2008

VI.	Payment Criteria

A participant must be employed by Boston Scientific on December 31 of the Plan year to be eligible to receive any award pay-out under the Plan.  For example, a participant who is not required to report to work during any notification period applicable under any Boston Scientific severance or separation plan, but who is still an employee on December 31, will remain eligible to receive any award pay-out under the Plan.  A participant who specifically has been exempted under a specially designed, written Boston Scientific plan or program from the requirement to be employed on December 31 may remain eligible, depending on the terms of the applicable written plan document; in such cases, the terms of such written plan document will govern in all respects, including as to eligibility, timing and amount of any incentive payment.  Notwithstanding anything herein, this Plan does not confer eligibility on any employee on leave of absence status.

Also notwithstanding anything herein, a participant whose employment ceases prior to December 31 of the Plan year by reason of “layoff” as that term is defined by the Boston Scientific Corporation Severance Pay and Layoff Notification Plan (as Amended and Restated) but who otherwise met all Plan eligibility criteria may participate in the Plan on a prorated basis, proration to be based on the percentage of time the participant was employed and eligible to participate under the applicable criteria.

Also notwithstanding anything herein, a participant whose employment ceases prior to December 31 of the Plan year but who has otherwise met all Plan eligibility criteria and who, as of the date of such cessation of employment, (1), has attained age 50, (2) has accrued at least five years of service with Boston Scientific; and (3) whose age and years of service as of such date equals or exceeds 62, may participate in the Plan on a prorated basis, proration to be based on the percentage of time the participant was employed and eligible to participate under all applicable criteria; further, a participant whose employment ceases prior to December 31 of the Plan year by reason of death but who otherwise met all Plan eligibility criteria may participate in the Plan on a prorated basis, proration to be based on the percentage of time the participant was employed and eligible to participate under the applicable criteria.

Except as noted above, all incentive payments will be based on a participant’s salary and incentive target as of December 31 of the Plan year.  Incentive payments will be made by March 29 of the year following the Plan year.

VII.	Incentive Compensation Recoupment Policy

Effective for compensation awards made on or after February 20, 2007, to the extent permitted by governing law, the Board will seek reimbursement of incentive compensation paid to any executive officer in the event of a restatement of Boston Scientific’s financial results that reduced a previously granted award’s size or payment.  In that event, Boston Scientific will seek to recover the amount of the performance incentive award paid to the executive officers which is in excess of the amounts that would have been paid based on the restated financial results.

VIII.	Termination, Suspension or Modification and Interpretation of the Plan

Boston Scientific may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of the Plan at any time, with or without notice to the participant.  Boston Scientific reserves the exclusive right to determine eligibility to participate in this Plan and to interpret all applicable terms and conditions, including eligibility criteria.

IX.	Other

This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between the participant and Boston Scientific.  As applicable, it is understood that both the participant and Boston Scientific have the right to terminate the participant’s employment with Boston Scientific at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will.”